EXHIBIT 10.20(a)

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 18, 2004 is among (i) Cinemark Empreendimentos e Participacoes, Ltda (the “Purchaser”), (ii) Venture II Equity Holdings Corporation, Inc. (“Venture II”), and (iii) Kristal Holdings Limited (“Kristal”); Venture II and Kristal are sometimes referred to individually as a “Seller” and collectively as the “Sellers”.

R E C I T A L S

     A. Cinemark USA, Inc., Lee Roy Mitchell, Venture II, Kristal and NN are parties to that certain Option and Voting Agreement dated November 13, 2001, as amended to the date hereof (the “Option Agreement”), pursuant to which Venture II, Kristal and NN Participacoes Ltda (“NN”) would have the right to cause Cinemark USA, Inc. and/or Lee Roy Mitchell to purchase shares of Cinemark Brasil S.A. owned by Venture II, Kristal and NN (the “Liquidity Option”) upon the occurrence of certain events.

     B. Cinemark USA, Inc. has notified Venture II, Kristal, and NN of the occurrence of an event which triggered the Liquidity Option.

     C. Venture II, Kristal and NN have exercised the Liquidity Option in accordance with the terms of the Option Agreement.

     D. The parties hereto have agreed upon the price per share to be paid for the shares of Cinemark Brasil S.A.

     E. The Parties have agreed that Purchaser would be the entity acquiring all of the shares of common stock of Cinemark Brasil S.A. (as defined herein) owned by Venture II and Kristal.

     F. Sellers have agreed to sell such stock to the Purchaser in accordance with the terms and conditions contained herein;

     ACCORDINGLY, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereafter set forth, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS.

     1.1 Defined Terms. Unless the context otherwise requires, the following terms shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

     “Affiliates” of any person or entity means any other person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity, whether through the ownership of voting securities, by voting agreement or otherwise. For purposes of this definition, “control”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Charter Documents” means the certificate or articles of incorporation, bylaws, partnership certificate and agreement, or other similar instrument of an entity pursuant to which such entity was formed.

     “Cinemark Brasil” means Cinemark Brasil S.A., a company organized under the laws of Brazil.

     “Cinemark Brasil Common Stock” means the common stock of Cinemark Brasil.

     “Damages” mean all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, judgments, assessments, court costs and reasonable attorneys’ fees and expenses.

     “Governmental Body” means any federal, state, local, foreign or other governmental or quasi-governmental, or self regulatory national securities association, agency, authority, department, commission, court, board, bureau, instrumentality or body.

     “Laws” mean, as to any Person, all applicable treaties, laws, rules, regulations, orders, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Bodies (federal, state, local, foreign or otherwise), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Lien” means any charge, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

     “Material Adverse Effect” means a material adverse effect on the business, operations, property or financial condition of a Person and its Subsidiaries taken as a whole.

     “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, exempted company with limited liability, other entity or governmental entity or department, agency or political subdivision thereof.

     “Purchaser Group” means the Purchaser, the directors, officers, shareholders, employees and Affiliates of the Purchaser.

     “Related Agreements” mean any instruments and agreements contemplated herein required to be executed and delivered pursuant to this Agreement, including the Agreement to Terminate Agreements and the resignation of the directors required by Section 7.1 hereof.

     “Sellers” mean Venture II and Kristal collectively.

     “Subsidiary” of any specified Person means a corporation or other entity of which a majority of the voting power of the equity securities or other equity interests is owned, directly or indirectly, by such specified Person.

     1.2 Certain Other Defined Terms. The following terms have the meanings specified in the sections of this Agreement set forth below:

Term	Section
Indemnitee	8.4.1
Indemnitee’s Certificate	8.4.1
Indemnitor	8.4.1
Kristal Purchase Price	2.2
Kristal Shares	2.2
Rules	9.13.2
Venture II Purchase Price	2.1
Venture II Shares	2.1

2. PURCHASE OF STOCK.

     2.1 Cinemark Brasil Common Stock Owned by Venture II. On the date hereof, subject to the terms and conditions of this Agreement, Venture II sells to the Purchaser, and the Purchaser purchases from Venture II, an aggregate of 122,282 shares of Cinemark Brasil Common Stock owned by Venture II (which includes one share of Cinemark Brasil Common Stock held of record by each of Jairo Loureiro and Geoffrey Cleaver) (the “Venture II Shares”). The total purchase price for the Venture II Shares is US$17,799,837.85 (the “Venture II Purchase Price”).

     2.2 Cinemark Brasil Common Stock Owned by Kristal. On the date hereof, subject to the terms and conditions of this Agreement, Kristal sells to the Purchaser, and the Purchaser purchases from Kristal, an aggregate of 62,489 shares of Cinemark Brasil Common Stock owned by Kristal (the “Kristal Shares”). The total purchase price for the Kristal Shares is US$9,096,284.55 (the “Kristal Purchase Price”).

     2.3 Taxes. Sellers are solely responsible for the payment of any and all taxes that may become payable as a result of the consummation of the transactions contemplated herein, except for the Brazilian Income Tax which shall be withheld by Purchaser on the payment of, and deducted from, (i) the Venture II Purchase Price (US$95,456.93) and (ii) the Kristal Purchase Price (US$19,585.64). The withholding tax is for the account of the Purchaser, and its Reais value equivalent to the above mentioned dollar values shall be deducted from the applicable purchase price. Sellers shall indemnify and hold Purchaser harmless from and against any taxes payable by Sellers as a result of the transactions contemplated herein (including, but not limited to any additional Brazilian Income Tax) as well as any penalties and accrued interest thereon in accordance with the provisions contained in Section 8.

3. PRICE AND TERMS.

     3.1 Payment for Venture II Shares. Subject to the terms and conditions of this Agreement, and in consideration of the sale and delivery of the Venture II Shares, the Purchaser delivers to Venture II on the date hereof in full payment for the sale and delivery of the Venture II Shares free and clear of all Liens, the Venture II Purchase Price, net of any tax withholdings required under applicable Brazilian law, in U.S. dollars by wire transfer to accounts designated in writing by Venture II. Transfer of shares shall occur on the same date of payment subject to confirmation (acknowledging receipt of the price through an electronic bank credit) of the bank indicated by Venture II and the Purchaser.

     3.2 Payment for Kristal Shares. Subject to the terms and conditions of this Agreement, and in consideration of the sale and delivery of the Kristal Shares, the Purchaser delivers to Kristal on the date hereof in full payment for the sale and delivery of the Kristal Shares free and clear of all Liens, the Kristal Purchase Price, net of any tax withholdings required under applicable Brazilian law, in U.S. Dollars, by wire transfer to accounts designated in writing by Kristal, except for the value of US$145.25, which is paid to an attorney-in-fact duly empowered by Kristal in Brazil, in payment of one of the Kristal Shares that is not registered with the Central Bank of Brazil. Transfer of shares shall occur on the same date of payment subject to confirmation (acknowledging receipt of the price through an electronic bank credit) of the bank indicated by Kristal and the Purchaser.

     3.3 Deliveries by Venture II. On the date hereof, and upon the payment to Venture II referred to in Section 3.1, Venture II shall deliver to the Purchaser the following:

          (a) Transfer Notification. Evidence of the execution by Venture II of the transfer terms in the Share Transfer Book of Cinemark Brasil;

          (b) Stock Registry. Venture II shall cause the appropriate officer or agent of Cinemark Brasil S.A. to register the Venture II Shares in the name of the Purchaser in the stock registry of Cinemark Brasil;

          (c) Related Agreements. Counterparts of the Related Agreements duly executed by Venture II;

          (d) Certificate. A certificate of Venture II duly executed by its authorized officer certifying the Charter Documents of Venture II and the corporate authorization for the party to sign on behalf of Venture II;

          (e) Termination of Inter-Shareholders Agreement. Evidence satisfactory to Purchaser of termination of that certain agreement between Venture II, Kristal and NN related to their respective shares of Cinemark Brasil Common Stock; and

          (f) Deutsche Bank Fees. Evidence of payment of the fees related to services rendered by Deutsche Bank in connection with the Venture II Shares.

     3.4 Deliveries by Kristal. On the date hereof, and upon the payment to Kristal referred to in Section 3.2, Kristal shall deliver to the Purchaser the following:

          (a) Transfer Notification. Evidence of the execution by Kristal of the transfer terms in the Share Transfer Book of Cinemark Brasil;

          (b) Stock Registry. Kristal shall cause the appropriate officer or agent of Cinemark Brasil S.A. to register the Kristal Shares in the name of the Purchaser in the stock registry of Cinemark Brasil;

          (c) Related Agreements. Counterparts of the Related Agreements duly executed by Kristal;

          (d) Certificate. A certificate of Kristal duly executed by its authorized officer certifying the Charter Documents of Kristal and the corporate authorization for the party to sign on behalf of Kristal;

          (e) Termination of Inter-Shareholders Agreement. Evidence satisfactory to Purchaser of termination of that certain agreement between Venture II, Kristal and NN related to their respective shares of Cinemark Brasil Common Stock; and

          (f) Deutsche Bank Fees. Evidence of payment of the fees related to services rendered by Deutsche Bank in connection with the Kristal Shares.

     3.5 Deliveries by the Purchaser. On the date hereof, the Purchaser delivers to Venture II the Venture II Purchase Price and to Kristal the Kristal Purchase Price, in accordance with the terms contained herein.

4. REPRESENTATIONS AND WARRANTIES BY VENTURE II. Venture II hereby represents and warrants to the Purchaser that:

     4.1 Organization and Good Standing. It is a corporation duly organized and validly existing under the laws of the British Virgin Islands, is in good standing in that jurisdiction and is qualified to do business and is in good standing as a foreign corporation in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect on the validity or enforceability of this Agreement or its ability to timely perform its obligations thereunder;

     4.2 Authority. It has the power and authority to enter into this Agreement and the Related Agreements and will at all times have the corporate power and authority to perform its obligations under this Agreement and the Related Agreements;

     4.3 Validity. This Agreement and the Related Agreements have been duly authorized by all requisite action on its part, have been executed and delivered by it, and this Agreement and the Related Agreements constitute its valid and binding obligation, enforceable in accordance with the terms of this Agreement and the Related Agreements;

     4.4 Ownership. The Venture II Shares are owned by Venture II free and clear of any Lien, claim or encumbrance of any kind or nature whatsoever, and the Purchaser acquires valid, indefeasible and marketable title to the Venture II Shares, free and clear of any Lien, claim or encumbrance of any kind or nature whatsoever. Venture II has properly registered foreign investment capital with the Central Bank of Brazil for its investment in Cinemark Brasil in the amount of US$17,418,010.11.

     4.5 No Violation. Neither the execution, delivery or performance by Venture II of this Agreement or any other Related Agreement to which Venture II is a party nor the consummation of the transactions contemplated hereby or thereby and compliance by Venture II with any of the provisions hereof or thereof (a) violates any provision of the Charter Documents of Venture II, (b) requires any consent, approval or notice under, violates, conflicts with, or results in a breach of any provisions of, or constitutes a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or results in a right of termination or acceleration or results in the creation of any Lien upon any of the properties or assets of Venture II under, in each case, any of the terms, conditions or provision of any agreement, instrument, undertaking or arrangement to which Venture II is a party or by which the Venture II Shares are bound or (c) violates any Laws.

5. REPRESENTATIONS AND WARRANTIES BY KRISTAL. Kristal hereby represents and warrants to the Purchaser that:

     5.1 Organization and Good Standing. It is a corporation duly organized and validly existing under the laws of the British Virgin Islands, is in good standing in that jurisdiction and is qualified to do business and is in good standing as a foreign corporation in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect on the validity or enforceability of this Agreement or its ability to timely perform its obligations thereunder.

     5.2 Authority. It has the power and authority to enter into this Agreement and the Related Agreements and will at all times have the corporate power and authority to perform its obligations under this Agreement and the Related Agreements.

     5.3 Validity. This Agreement and the Related Agreements have been duly authorized by all requisite action on its part, have been executed and delivered by it, and this Agreement and the Related Agreements constitute its valid and binding obligation, enforceable in accordance with the terms of this Agreement and the Related Agreements.

     5.4 Ownership. The Kristal Shares are owned by Kristal free and clear of any Lien, claim or encumbrance of any kind or nature whatsoever, and the Purchaser acquires valid, indefeasible and marketable title to the Kristal Shares, free and clear of any Lien, claim or encumbrance of any kind or nature whatsoever. Kristal has properly registered foreign investment capital with the Central Bank of Brazil for its investment in Cinemark Brasil in the amount of US$9,017,942.00.

     5.5 No Violation. Neither the execution, delivery or performance by Kristal of this Agreement or any other Related Agreement to which Kristal is a party nor the consummation of the transactions contemplated hereby or thereby and compliance by Kristal with any of the provisions hereof or thereof (a) violates any provision of the Charter Documents of Kristal, (b) requires any consent, approval or notice under, violates, conflicts with, or results in a breach of any provisions of, or constitutes a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or results in a right of termination or acceleration or results in the creation of any Lien upon any of the properties or assets of Kristal under, in each case, any of the terms, conditions or provision of any agreement, instrument, undertaking or arrangement to which Kristal is a party or by which the Kristal Shares are bound or (c) violates any Laws.

6. REPRESENTATIONS AND WARRANTIES BY THE PURCHASER. The Purchaser hereby represents and warrants to Seller the following:

     6.1 Organization and Good Standing. Purchaser is a corporation, incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation.

     6.2 Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements, and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by the Purchaser of this Agreement and each of the Related Agreements has been duly authorized by the Purchaser, and no other act or proceeding on the part of the Purchaser is necessary to authorize this Agreement or any of the Related Agreements or the transactions contemplated hereby or thereby.

This Agreement is, and each of the other Related Agreements executed and delivered to the Seller by the Purchaser, is a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

     6.3 No Violation. Neither the execution, delivery or performance by the Purchaser of this Agreement or any of the Related Agreements, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby: (a) violates any provision of the Charter Documents of Purchaser; or (b) (i) violates, or be in conflict with, or constitutes a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or breach of, or (ii) results in the termination of, or accelerates the performance required by, or causes the acceleration of the maturity of any liability or obligation.

     6.4 Lehman Fees. Purchaser’s affiliate has paid or will pay all amounts owed to Lehman Brothers Inc. for the services related to the Cinemark Brasil Common Stock.

7. OTHER AGREEMENTS.

     7.1 Resignation of Directors. On the date hereof, and upon the payment referred to in Sections 3.1 and 3.2, Jairo Loureiro and all of his alternates shall execute and deliver resignations from the Board of Directors of Cinemark Brasil effective as of the date hereof.

     7.2 Termination of Agreements. On the date hereof, and upon the payment referred to in Sections 3.1 and 3.2, Purchaser and Sellers shall execute the Agreement to Terminate Agreements attached hereto as Exhibit “A”.

     7.3 Intentionally Deleted.

     7.4 Approval of Transaction by CADE. Purchaser will promptly cause Cinemark Brasil to file such information and seek such approvals of the Brazilian antitrust authorities, CADE, as shall be required with respect to the transactions contemplated herein under the antitrust laws and regulations of Brazil. Any costs associated with the filing with the CADE, including but not limited to attorney’s fees and filing fees, shall be borne by Purchaser, provided however that Purchaser and Sellers agree, at their own cost and expense, to make available or cause to be made available promptly to Cinemark Brasil or each other (as applicable) such information as may reasonably be requested relative to the businesses, assets and property of Purchaser, Sellers or Cinemark Brasil (as the case may be), as may be required to prepare such filings and to file any additional information requested by such agencies under such laws, rules or regulations.

     7.5 Waiver of Right of First Refusal. Venture II and Kristal each waive their respective rights of first refusal each may have pursuant to the Amended and Restated Shareholders’ Agreement dated November 13, 2001 between the shareholders of Cinemark Brasil S.A..

8. INDEMNIFICATION.

     8.1 Survival of Representations. All representations and warranties made by any party to this Agreement or pursuant hereto or the Related Agreements shall survive the date hereof.

     8.2 Venture II and Kristal’s Agreement to Indemnify. Subject to the terms and conditions of this Section 8, Venture II and Kristal hereby jointly and severally agree to indemnify, defend and hold harmless the Purchaser Group at any time after consummation of the transactions contemplated by this Agreement, from and against all Damages, asserted against, resulting to, imposed upon or incurred by the Purchaser Group or any member thereof, directly or indirectly, by reason of or resulting from a breach of any representation, warranty or agreement of Venture II and Kristal contained in this Agreement or the Related Agreements or any facts or circumstances constituting such a breach.

     8.3 The Purchaser’s Agreement to Indemnify. Subject to the terms and conditions of this Section 8, the Purchaser agrees to indemnify, defend and hold harmless Sellers, Jairo Loureiro, Geoffrey Cleaver and Roberto Luz Portella at any time after consummation of the transactions contemplated by this Agreement, from and against all Damages asserted against, resulting to, imposed upon or incurred by the Sellers or any member thereof, directly or indirectly, by reason of or resulting from a breach of any representation, warranty or agreement of the Purchaser contained in this Agreement or the Related Agreements or any facts or circumstances constituting such a breach.

     8.4 Procedures for Resolution and Payment of Claims for Indemnification.

          8.4.1 Notice Claims Between the Parties. If a person or entity entitled to be indemnified under this Section 8 (the “Indemnitee”) shall incur any Damages or determine that it is likely to incur any Damages, and believes that it is entitled to be indemnified against such Damages by a party hereunder (the “Indemnitor”), such Indemnitee shall deliver to the Indemnitor a certificate (an “Indemnitee’s Certificate”) signed by the Indemnitee, which Indemnitee’s Certificate shall:

                    (a) state that the Indemnitee has paid or properly accrued Damages for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

                    (b) if and to the extent practicable, specify in reasonable detail each individual item of Damages included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and basis upon which the claim for indemnification is being made and the computation of the amount to which such Indemnitee claims to be entitled hereunder.

          8.4.2 Agreed Claims. Claims for Damages specified in any Indemnitee’s Certificate to which an Indemnitor shall not timely object in writing within thirty (30) days after receipt of such Indemnitee’s Certificate and claims for Damages the validity and amount of which shall have been the subject of a final judicial determination are hereinafter referred to, collectively, as “Agreed Claims”.

          8.4.3 Right to Defend. The Indemnitor shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the Indemnitor, the conduct and settlement of any third party claim giving rise to indemnification hereunder, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; provided that (i) the Indemnitor agrees to undertake such defense as an Agreed Claim hereunder without waiver of any claim or right the Indemnitor may have against the Indemnitee with respect to such claim, including termination of indemnification in the event that facts or circumstances become known to the Indemnitor following the undertaking of such defense that would terminate the Indemnitor’s obligation to indemnify the Indemnitee hereunder, and (ii) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee.

          8.4.4 Settlement. Anything in this Section 8.4 to the contrary notwithstanding, (i) if there is a reasonable probability that a third party claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments for which the Indemnitee would be entitled to receive indemnification, the Indemnitee shall have the right, at its own cost and expense, to defend, compromise or settle such claim; provided, however, that if such claim is settled without the Indemnitor’s consent (which consent shall not be unreasonably withheld), the Indemnitee shall be deemed to have waived all rights hereunder against the Indemnitor for money damages arising out of such claim, and (ii) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee a release from all liability in respect to such claim.

     8.5 Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

9. MISCELLANEOUS.

     9.1 Expenses. Sellers and the Purchaser shall pay all their respective expenses (including, without limitation, expenses of their attorneys, accountants, investment bankers, consultants and travel) incurred in connection with the transactions contemplated by this Agreement and the Related Agreements.

     9.2 Reformation and Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

     9.3 Further Assurances. Each party hereto shall, from time to time after the date hereof, at the request of any other party hereto and without further consideration, promptly execute and deliver such other instruments of conveyance, assignments, transfer and assumption, and take such other actions, as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

     9.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or by cable, telex, telegram or facsimile transmission, or delivered by hand or by overnight or similar delivery service, fees prepaid, to the party to whom it is to be given at the address of such party set forth below or to such other address for notice as such party shall provide in accordance with the terms of this section. Except as otherwise specifically provided in this Agreement, notice so given shall, in the case of notice given by certified mail (or by such comparable method) be deemed to be given and received ten (10) business days after the time of certification thereof (or comparable act), in the case of notice so given by overnight delivery service, on the date of actual delivery, and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

If to Venture II or Kristal:	Venture II Equity Holdings Corporation
c/o Demarest e Almeida Advogados
Av. Pedroso de Moraes, 1.201
São Paulo-SP 05419-001-Brazil
Attention: Roberto Luz Portella
Facsimile Number: 55-11-888-1700

Kristal Holdings Limited
c/o Demarest e Almeida Advogados
Av. Pedroso de Moraes, 1.201
São Paulo-SP 05419-001-Brazil
Attention: Roberto Luz Portella
Facsimile Number: 55-11-888-1700

The Latin American Enterprise Fund, L.P.
c/o Demarest e Almeida Advogados
Av. Pedroso de Moraes, 1.201
São Paulo-SP 05419-001-Brazil
Attention: Roberto Luz Portella
Facsimile Number: 55-11-888-1700

If to Purchaser:	Cinemark Empreendimentos Participacoes Ltda.
c/o Cinemark, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Attention: Michael Cavalier, Vice President-General Counsel
Facsimile Number 972-665-1004

     9.5 Headings. The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     9.6 Waiver. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties hereto.

     9.7 Law Governing. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Federative Republic of Brazil without giving effect to the conflict of laws thereof.

     9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that all parties are not signatories to each counterpart.

     9.9 Assignability and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Sellers may not assign this Agreement nor any of the rights and obligations hereunder to any third party without the express written consent of Purchaser. Purchaser may assign this Agreement without Sellers’ consent to any third party who agrees to be bound by this Agreement.

     9.10 Amendments. This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by all of the parties hereto.

     9.11 Number and Gender of Words. When the context so requires in this Agreement, words of gender shall include either or both genders and the singular number shall include the plural.

     9.12 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Related Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter thereof and shall supersede all prior negotiations, understandings and agreements, oral and written with respect to the transactions contemplated hereby and thereby.

     9.13 Arbitration.

          9.13.1 The parties undertake to adopt the principle of good faith and to use their best efforts towards an amicable solution as a definitive settlement for any claim, controversy or dispute related to this Agreement.

     9.13.1.1 Should the parties be unable to reach an amicable settlement within the period of fifteen days from the date of the relevant notice sent by one party to the other in connection therewith, any of the parties shall, without any further formality, be free to initiate arbitration proceedings in pursuance thereof.

          9.13.2 The arbitration proceeding shall governed by Brazilian law and shall be held in the city of São Paulo, State of São Paulo. The parties hereby elect the Panel of Arbitrators of the Brazil-Canada Chamber of Commerce (the “Panel of Arbitrators”) and undertake to accept its rules (“Rules”) effective as of the date on which the arbitration request is presented, being admitted any amendments convened between the parties. If the Rules are silent on any procedural aspect they shall be supplemented by Brazilian procedural laws, namely the relevant provisions of Federal Law No. 9,307, of September 23, 1996 and those of the Brazilian Civil Procedure Code.

          9.13.3 The Panel of Arbitrators shall consist of three (3) arbitrators, of whom one (1) shall be nominated by Purchaser, one (1) by Sellers or relevant Seller(s) and the third, who shall serve as chairman, shall be chosen by the two party-appointed arbitrators, or, in the event the party-appointed arbitrators are unable to designate the third arbitrator the third arbitrator shall be appointed within the subsequent period of ten (10) days in accordance with the Rules. The language of the arbitration shall be Portuguese. The award of the arbitrators shall be final and binding. The parties waive any right to appeal, to the extent that a right to appeal may lawfully be waived. Each party retains the right to seek judicial assistance: (a) to compel arbitration; (b) to obtain interim measures of protection rights prior to institution of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceedings by the parties; and (c) to enforce any decision of the arbitrators, including the final award. In case the parties seek judicial assistance the Central Courts of the City of São Paulo shall have jurisdiction.

          9.13.4 If any party hereto refuses to sign the arbitration covenant, the other party may pursue the remedies provided under the applicable law to proceed with the arbitration. If the claim is accepted, such refusal shall be considered unjustified, and the party that refused to sign the arbitration covenant shall reimburse the prevailing party of its attorneys fees and costs in pursuing the claim.

     9.14 Prevailing Language. This Agreement (including the Exhibits hereto) and the Related Agreements have been drafted in English. On the date hereof, the Parties agreed on the Portuguese translation of this Agreement and the Related Agreements, which is attached to this Agreement as Exhibit B. Any translations to any other language shall be only for convenience or for purposes of making any necessary filings. The English version of this Agreement, including the Exhibits and Related Agreements, shall prevail in all matters related to this Agreement, or the applicable Exhibits or Related Agreements.

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first above written.

PURCHASER:

CINEMARK EMPREENDIMENTOS
E PARTICIPACOES LTDA.

By:	/s/ Valmir Fernandes

Name:	Valmir Fernandes

Title:	Director

By:	/s/ Marcelo Bertini Derezende Barbosa

Name:	Marcelo Bertini Derezende Barbosa

Title:	Director

SELLERS:

VENTURE II EQUITY HOLDINGS CORPORATION

By:	/s/ Roberto Luz Portella

Name:	Roberto Luz Portella

Title:	Sole Director

KRISTAL HOLDINGS LIMITED

By:	/s/ Roberto Luz Portella

Name:	Roberto Luz Portella

Title:	Sole Director